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                                                                     EXHIBIT 3.4

                             ARTICLES OF AMENDMENT
                                       TO
                         THE ARTICLES OF INCORPORATION
                                       OF
                       COMMERCIAL NET LEASE REALTY, INC.

         COMMERCIAL NET LEASE REALTY, INC. (the "Corporation"), a corporation organized and existing under the laws of the State of Maryland, does hereby certify as follows:

         FIRST:  The name of the Corporation is Commercial Net Lease Realty,
Inc.

         SECOND: Section One of Article Seventh of the Articles of Incorporation of the Corporation is hereby deleted in its entirety and amended and restated to read as follows:

         SECTION 1.  TOTAL CAPITALIZATION.

         The total number of shares of all classes of capital stock that the Corporation has authority to issue is one hundred million (180,000,000) shares, consisting of (i) ninety million (90,000,000) shares of common stock, par value $0.01 per share (the "Common Stock"), and (ii) ninety million (90,000,000) shares of excess stock, par value $0.01 per share (the "Excess Stock"). The aggregate par value of all of the authorized shares of all classes of capital stock having a par value is $1,800,000.00.

         THIRD: The foregoing amendment to the Corporation's Articles of Incorporation was advised by a resolution adopted by the Corporation's Board of Directors at a meeting held on June 9, 1997, and approved by the Corporation's stockholders at the Corporation's Annual Meeting, held on December 18, 1997.

         FOURTH: Prior to this amendment, the Corporation had authority to issue 100,000,000 shares of capital stock with an aggregate par value of $1,000,000.00, consisting of (i) fifty million (50,000,000) shares of common stock, par value $0.01 per share, and (ii) fifty million (50,000,000) shares of excess stock, par value $0.01 per share.

         FIFTH: These Articles of Amendment do not change the information required by subsection (b)(2)(i) of Section 2-607 of the General Corporation Law of Maryland.

         IN WITNESS WHEREOF, these Articles of Amendment are hereby executed by Gary M. Ralston, the President of the Corporation, who hereby acknowledges that the Articles of Amendment are the act of the Corporation, and who does hereby state under the penalties of perjury that the matters and facts set forth herein with respect to authorization and approval of such Articles are true in all material respects to the best of his knowledge, information and belief.

                                        By:     /s/ Gary M. Ralston
                                                -----------------------
                                                Gary M. Ralston
                                                President

                                        Date:   February 16, 1998

ATTEST
By:      /s/ Kevin B. Habicht
         -------------------------
         Kevin B. Habicht
         Assistant Secretary

Date:   February 16, 1998